Exhibit 99.9

Bedrock Energy Partners, LLC and Subsidiaries

Condensed Consolidated Financial Statements

(Unaudited)

As of and for the Period Ended

June 30, 2025

Bedrock Energy Partners, LLC and Subsidiaries

Contents

Page

Condensed Consolidated Financial Statements (Unaudited)

Condensed Consolidated Balance Sheet as of June 30, 2025	3

Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2025	4

Condensed Consolidated Statement of Changes in Members’ Equity for the Six Months Ended June 30, 2025	5

Condensed Consolidated Statement of Cash Flows for the Six Months Ended June 30, 2025	6

Notes to Unaudited Condensed Consolidated Financial Statements	7 - 16

Condensed Consolidated Financial Statements (Unaudited)

Bedrock Energy Partners, LLC and Subsidiaries

Condensed Consolidated Balance Sheet (Unaudited)

(in thousands)

June 30, 2025
Assets
Current Assets
Cash and cash equivalents	$14,985
Restricted cash	7,359
Accounts receivable, net	16,077
Derivative assets	11,723
Prepaid and other current assets	484
Total Current Assets	50,628

Property, Plant and Equipment
Oil and natural gas properties at cost, successful efforts method
Proved	464,205
Unproved	1,649
Oil and natural gas properties at cost, successful efforts method	465,854
Less accumulated depreciation, depletion and amortization	(169,137)
Oil and natural gas properties at cost, net	296,717
Other property and equipment	4,217
Less accumulated depreciation, depletion and amortization	(4,105)
Other property and equipment, net	112
Right of use assets, long-term	1,407
Long-term derivative assets	14,219
Total Assets	$363,083

Liabilities and Members' Equity
Current Liabilities
Accounts payable and accrued liabilities	$17,054
Derivative liability	5,332
Lease liabilities, current	839
Current portion of long term debt	44,959
Other current liabilities	346
Total Current Liabilities	68,530

Long-term debt, net	123,017
Asset retirement obligations	20,853
Deferred income tax, long-term	491
Long-term derivative liabilities	5,778
Lease liabilities, long-term	568
Total Liabilities	219,237
Commitments and Contingent Liabilities (Note 7)
Members' Equity	143,846
Total Liabilities and Members' Equity	$363,083

See accompanying notes to condensed consolidated financial statements.

Bedrock Energy Partners, LLC and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

(in thousands)

Six Months Ended
June 30, 2025
Revenues
Natural gas	$38,677
Natural gas liquids	28,103
Oil	1,469
Other	161
Total Revenues	68,410

Operating Expenses
Lease operating expense	19,366
Workover expense	1,373
Production taxes	3,841
Ad valorem taxes	768
Gas gathering, transportation, marketing, and procurement	16,165
Asset retirement obligations accretion expense	621
Depreciation, depletion and amortization	11,002
Incentive unit compensation	60
General and administrative	3,538
Total Operating Expenses	56,734
Income from Operations	11,676

Other Expense
Interest expense	(8,385)
Other expense	(152)
Loss on derivative contracts, net	(6,675)
Total Other Expense, net	(15,212)
Loss Before Taxes	(3,536)
Income Tax Expense	(35)
Net Loss	$(3,571)

See accompanying notes to condensed consolidated financial statements.

Bedrock Energy Partners, LLC and Subsidiaries

Condensed Consolidated Statement of Changes in Members’ Equity (Unaudited)

(in thousands)

Total Members' Equity
Balance at January 1, 2025	$147,357
Incentive unit compensation expense	60
Net loss	(3,571)
Balance at June 30, 2025	$143,846

See accompanying notes to condensed consolidated financial statements.

Bedrock Energy Partners, LLC and Subsidiaries

Condensed Consolidated Statement of Cash Flows (Unaudited)

(in thousands)

Six Months Ended
June 30, 2025
Cash Flows from Operating Activities
Net loss	$(3,571)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of right-of-use asset	425
Asset retirement obligations accretion expense	621
Depreciation, depletion and amortization	11,002
Amortization of deferred financing costs	987
Loss on derivative contracts, net	6,675
Incentive unit compensation expense	60
Changes in operating assets and liabilities:
Accounts receivable, net	2,242
Other assets and liabilities	(301)
Accounts payable and accrued liabilities	(790)
ARO - plug and abandonment	43
Lease liabilities	(425)

Net Cash Provided by Operating Activities	16,968

Cash Flows from Investing Activities
Oil and natural gas properties capital expenditures	(761)
Net cash receipts on derivative contract settlements	2,149
Net Cash Provided by Investing Activities	1,388

Cash Flows from Financing Activities
Long-term debt repayments	(20,855)

Net Cash Used in Financing Activities	(20,855)

Net Decrease in Cash and Cash Equivalents and Restricted Cash	(2,499)

Cash and Cash Equivalents and Restricted Cash - beginning of period	24,843

Cash and Cash Equivalents and Restricted Cash - end of period	$22,344
Supplemental Cash Flow Disclosures:
Changes in accrued capital expenditures	$415
Cash paid for interest	$7,445

See accompanying notes to condensed consolidated financial statements

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.	Organization and Business

Bedrock Energy Partners, LLC (“BEP”) and its subsidiaries own and operate oil and natural gas properties in the Barnett Shale area of north Texas and the Permian Basin primarily in Crockett County, Texas. BEP also has non operated properties in the Mid-Continent area in Oklahoma and the Texas Panhandle. BEP was established as a Delaware limited liability company on July 18, 2017 for the purpose of acquiring and developing interests in oil and natural gas properties. The condensed consolidated financial statements include the accounts of BEP and its wholly owned subsidiaries, Bedrock Production, LLC; Bedrock WI NPI Holdco, LLC; Bedrock Production Employee Co, LLC; Bedrock WI NPI Holdco Member, LLC; Bedrock ABS I Holdings, LLC; Bedrock ABS I, LLC; and Bedrock Development Partners, LLC; collectively referred to as “the Company”.

2.	Summary of Significant Accounting Policies

Risks and Uncertainties

The Company’s revenue, profitability and future growth are substantially dependent upon the oil and natural gas sector, which is sensitive to numerous factors beyond the Company’s control including, but not limited to, commodity prices, U.S. regulatory developments, global economic and environmental pressures, and competition from other energy sources. Natural gas prices have historically been volatile, and there is no evidence to suggest that future prices will be less so. While oil price fluctuations are not significant to the Company overall, a substantial or extended decline in the price of natural gas could have a material adverse effect on the Company’s consolidated financial position, results of operations and cash flows.

Basis of Presentation

The accompanying condensed consolidated financial statements presented have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), presented in US dollars. All accounts of BEP and subsidiaries are included with all significant intercompany balances and transactions eliminated in consolidation.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position as of, and the results of operations for, the period presented. In preparing the accompanying unaudited condensed consolidated financial statements, management had made certain estimates and assumptions that affect reported amounts in the unaudited condensed consolidated financial statements and disclosures of contingencies. Actual results may differ from those estimates. The results for the interim period are not necessarily indicative of annual results. Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2024.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates, and the Company recognizes the changes in estimates when they become known. Significant estimates and assumptions include:

•	quantities of proved oil and natural gas reserves used to compute depletion of oil and natural gas properties and the related present value of estimated future net cash flows from the production of such reserves;

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

•	future costs to develop and produce reserves;

•	carrying values of oil and natural gas properties;

•	carrying values of product and equipment inventories;

•	accruals related to capital expenditures, revenues and expenses;

•	valuation of derivative financial instruments;

•	valuation of equity grants and related compensation expense;

•	future costs and timing of asset retirement obligations (“ARO”);

•	legal and environmental risk and exposures;

•	general credit risk associated with receivables and other assets.

Cash and Cash Equivalents

Cash consists of cash in banks. At any time, cash in banks may exceed federally insured limits. The Company considers all short–term investments with an original maturity of three months or less to be cash equivalents.

Restricted Cash

Per section 8.2(c) of the Indenture Agreement, further discussed in Note 5, the Company established a non-interest-bearing trust account on behalf of the Indenture Trustee, UMB, N.A., for the benefit of the Secured Parties to the Asset Backed Secured (“ABS”) financing agreement. The purpose of the restricted cash is to act as a reserve to ensure principal and interest payments are met in the event of default.

The following table provides a reconciliation of cash and cash equivalents and restricted cash as reported within the condensed consolidated balance sheet that sum to the total of the same such amounts as shown in the condensed consolidated statement of cash flows (in thousands of dollars):

June 30, 2025
Cash and cash equivalents	$14,985
Restricted cash	7,359
$22,344

Revenue Recognition

The Company recognizes revenue in accordance with the model in Accounting Standards Update (ASU) 2014-09, “Revenue From Contracts With Customer (Topic 606)”.

The Company produces natural gas, crude oil and natural gas liquids and reports revenues separately for each of these products in its condensed consolidated statement of operations. Oil, natural gas, and natural gas liquids revenues are recognized when control of the products is transferred to the purchaser, typically when: the product is delivered to the purchaser, title or risk of loss is assumed by the purchaser, and collectability of the consideration is considered probable. Revenue is recognized net of royalties due to third parties in an amount that reflects the consideration the Company expects to receive in exchange for those products. Sales are subject to contracts that have commercial substance, contain specific pricing terms, and define the enforceable rights and obligations of both parties. These contracts typically provide for cash settlement within 25 days following each production month and are cancellable upon 30 days’ notice by either party.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

The Company’s oil production is primarily sold under market-sensitive contracts typically priced at a differential to the New York Mercantile Exchange (“NYMEX”) price or at purchaser posted prices for the producing area. For oil contracts, the Company generally records sales based on the net amount received.

The Company’s natural gas production is primarily sold under market-sensitive contracts typically priced at a differential to the published natural gas index price for the producing area due to the natural gas quality and the proximity to major consuming markets. For natural gas contracts, the Company generally records wet gas sales at the wellhead or inlet of the gas processing plant as revenues net of transportation, gathering, and processing expenses if the processor is also the customer and there is no redelivery of commodities to the Company at the tailgate of the plant. Conversely, the Company generally records residual natural gas and natural gas liquid (“NGL”) sales at the tailgate of the plant on a gross basis along with the associated transportation, gathering, and processing expenses if the processor is a service provider and there is redelivery of commodities to the Company at the tailgate of the plant. All facts and circumstances of an arrangement are considered, and judgment is often required in making this determination.

The Company also has contracts that include a Take-In-Kind (“TIK”) option, some of which are exercised and some of which are not. The status of the exercise of any TIK option may impact the accounting for the associated contracts. All facts and circumstances of an arrangement are considered, and judgment is often required in making this determination.

Performance Obligations

The Company applies the optional exemptions in Topic 606 and does not disclose consideration for remaining performance obligations with an original expected duration of one year or less or for variable consideration related to unsatisfied performance obligations.

Credit Losses

On a quarterly basis the Company reviews trade receivables. Generally, agreement terms require trade receivable invoices to be paid within 30 days. Trade receivables are uniquely protected by related revenue streams, where the Company has the right to deduct owed monies from revenues if there is nonpayment. As a result, write-off of trade receivables is in rare cases where there are no remaining revenues to recover the monies from.

On a monthly basis the Company reviews revenue receivable. Generally, contract terms require invoices to be paid within 20 to 25 days. Revenue receivables are due by the 20th of the following month for oil receivables and the 25th of the following month for NGL and natural gas receivables. Revenue receivables are managed through a clearing account; from time-to-time the Company will write-off the immaterial balance from the account.

As of June 30, 2025, the Company has maintained a $0.3 million balance in its Allowance for Credit Losses.

Oil and Natural Gas Properties

The Company uses the successful efforts method of accounting for its oil and natural gas properties. Under this method of accounting, the cost of successful exploration and development activities are capitalized as oil and natural gas properties. Such amounts include the cost of drilling and equipping productive wells, proved property acquisition costs, and site restoration, dismantlement and abandonment costs capitalized in accordance with asset retirement obligation accounting guidance. Costs capitalized may also include any internal costs that are directly related to successful exploration and development activities, including salaries and benefits.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Exploration costs such as exploratory geological and geophysical costs, dry holes, expiration of unproved leasehold, delay rentals and exploration overhead are expensed as incurred. All costs related to production, general corporate overhead and similar activities are also expensed as incurred.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited to accumulated depletion, depreciation and amortization. Generally, no gain or loss is recognized until an entire amortization base is sold. However, gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the depletion base.

At least annually, or whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred, the Company assesses the carrying value of proved oil and natural gas properties. To determine if a depletable unit is impaired, the carrying value of the depletion unit is compared to the undiscounted future net cash flows by applying management’s estimates of future oil and natural gas prices to the estimated future production of oil and natural gas reserves over the economic life of the property less future costs. Future net cash flows are based upon reservoir engineers’ estimates of proved reserves. For a property determined to be impaired, an impairment loss is recognized equal to the difference between the carrying value and the estimated fair value of the impaired property. Fair value is generally estimated using the income approach described in ASC 820, Fair Value Measurements. Each part of this calculation is subject to judgment, including the determination of the depletable units’ estimated reserves, future net cash flows, and fair value. The Company recorded no impairment for the six months ended June 30, 2025.

Asset Retirement Obligations (“ARO”)

ARO represents the legal future abandonment costs of tangible assets, such as wells, service assets, and other facilities. The Company records an ARO and capitalizes the asset retirement cost in proved oil and natural gas properties in the period in which the retirement obligation is incurred based upon the estimated fair value of the obligation to perform site reclamation, dismantle facilities, or plug and abandon wells. After recording these amounts, the ARO is accreted to its future estimated value using an assumed cost of funds and the additional capitalized costs are depreciated on a unit–of–production basis. If the ARO is settled for an amount other than the recorded amount, a gain or loss is recognized. See Note 6 for additional details related to the Company’s ARO.

Derivative Financial Instruments

The Company may periodically enter into derivative contracts to manage our exposure to commodity price and interest rate changes. These derivative contracts may take the form of forward contracts, futures contracts, swaps, collars, and/or options. The Company does not use derivative contracts for trading purposes.

Derivative instruments are reflected on the condensed consolidated balance sheet at their fair value as assets and liabilities. Each derivative contract is classified as either current or noncurrent based on its anticipated settlement date.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

All derivatives are marked to market each period to recognize changes in the fair value of commodity-based derivatives, as well as any realized amounts. The Company does not designate any derivative contracts as hedging instruments for accounting purposes. As such, unrealized gains and losses from changes in the valuation of our unsettled derivative contracts are reported in gain or loss on derivative contracts, net, in our condensed consolidated statement of operations. Cash flows from derivative contracts are presented as cash flows from investing activities unless they contain a significant financing component. In the condensed consolidated balance sheet, receivables and payables resulting from the settlement of derivative instruments are reported as trade receivables and payables. See Note 3, Risk Management for further discussion of derivatives.

The Company is exposed to the credit risk of our counterparties. Credit risk is the potential failure of the counterparty to perform under the terms of the derivative contract. To minimize credit risk, derivative contracts are entered into only with counterparties who are lenders under our Indenture or are deemed by management and other credit-worthy financial institutions to be competent and competitive market makers. See Notes 3 and 4 for a discussion of the use of derivative instruments, management of credit risk inherent in derivative instruments, and fair value information.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, receivables, payables, derivatives, and long–term debt. The carrying amount of the Company's financial instruments other than derivatives approximate fair value because of the short-term nature of the items. The long-term debt carries an interest rate in line with market rates and as such the long-term debt approximates fair value, which was estimated using Level 3 inputs. See Note 3, Risk Management for further discussion.

Income Taxes

The Company is not a taxpaying entity for federal income tax purposes and, accordingly, it does not recognize any expense for such taxes. The federal income tax liability resulting from the Company’s activities is the responsibility of the Company’s Members. In the event of an examination of the Company’s tax return, the tax liability of the members could be changed if an adjustment of the Company’s income or loss is ultimately sustained by the taxing authorities. Since the Company does not have access to information regarding each member’s tax basis, the Company cannot readily determine the total difference in the basis of its net assets for financial and federal income tax reporting purposes.

The Company is subject to the State Franchise Tax in the State of Texas. Texas Franchise Tax is based on a company’s taxable margin and is an income tax for accounting purposes. The Company recognizes income tax expense and liability for its obligations on the Texas Franchise Tax. It also recognizes deferred income tax assets and liabilities for the differences between book and tax basis of assets and liabilities which will impact the Company’s taxable income in the future periods. Both current and deferred income tax expenses are included in income tax expense in the condensed consolidated statement of operations. The Company includes interest and penalties related to taxes as a component of income tax expense.

There were no margin taxes paid for the period ended June 30, 2025. The Company had no uncertain tax positions meeting the more-likely-than-not criteria as of June 30, 2025.

None of the Company's state income tax returns are currently under examination by state authorities. However, federal and state tax returns for 2021 forward remain subject to examination by the Internal Revenue Service and state taxing authorities, respectively.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Equity

The Company recognizes incentive unit expense in connection with units granted to employees in accordance with guidance related to share-based payments. This guidance requires all share-based compensation be measured at the fair value of the award and recognized as an expense in the financial statements. The Company has elected to use the Black Scholes pricing model to determine the fair value of units on the date of grant which requires certain highly subjective inputs and assumptions, including the expected term of the units and unit price volatility. The Company estimates the expected life of options granted based on the simplified method under the guidance. Forfeitures are accounted for as they occur.

The assumptions used in calculating the fair value of stock-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our incentive unit expense could be materially different in the future.

All share-based compensation to employees is measured based on the grant-date fair value of the awards and recognized on a straight-line basis in our condensed consolidated statement of operations over the requisite service period of the awards, which is generally the vesting term.

3.	Risk Management

Commodity Derivatives

The Company’s business activities expose it to risks associated with variations in the market prices of oil, natural gas, and natural gas liquids. As such, future earnings are subject to change due to variations in market prices. The Company uses derivatives to reduce the associated risk of such changes and does not engage in speculative transactions.

As of June 30, 2025 the Company had commodity contracts with the following terms:

Year	Hedged Volume	Weighted Average Fixed Price
Oil (MBbls):
Swaps - 2025	15.7	$59.55
Swaps - 2026	28.9	$65.10
Swaps - 2027	26.2	$62.04
Swaps - 2028	19.4	$59.76

Natural Gas (MMBtus):
Swaps - 2025	11,889	$3.99
Swaps - 2026	22,234	$4.28
Swaps - 2027	19,600	$4.26
Swaps - 2028	15,395	$4.28

Natural Gas Liquids (MBbls):
Swaps - 2025	1,134	$23.12
Swaps - 2026	2,144	$22.36
Swaps - 2027	1,520	$21.87

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

As of June 30, 2025, the Company’s natural gas basis rate swaps had the following terms:

Year	Hedged Volume (MMBtu)	Fixed Rate
Swaps - 2025	11,779	$0.37
Swaps - 2026	22,136	$0.38
Swaps - 2027	17,329	$0.32

The following table sets forth the fair values and classification of the Company’s outstanding derivatives (in thousands of dollars):

June 30,
Gross Amounts of Recognized Assets	2025
Current derivative asset	$11,723
Long-term derivative asset	14,219
Total	$25,942

June 30,
Gross Amounts of Recognized (Liabilities)	2025
Current derivative liability	$(5,332)
Long-term derivative liability	(5,778)
Total	$(11,110)

The Company entered into master netting arrangements with its counterparties. In addition, the Company has recorded accounts payable and receivable balances related to its settled derivatives which are subject to its master netting arrangements. These amounts are not included in the above table; however, under its master netting agreements, the Company has the right to offset these positions against its forward exposure related to outstanding derivatives.

4.	Fair Value Measurement

The Company classifies financial assets and liabilities measured and reported at fair value on a recurring basis using a hierarchy based on inputs used in measuring fair value. US GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).

The Company classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Quoted market prices in active markets for identical assets or liabilities.

Level 2	Quoted market prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other than quoted prices that are observable and can be corroborated by observable market data.

Level 3	Unobservable inputs that reflect management’s best estimates and assumptions of what market participants would use in measuring the fair value of an asset or liability.

Recurring Fair Value Measurements

The Company’s derivatives consist of over the counter (“OTC”) contracts which are not traded on a public exchange. As the fair value of these derivatives is based on inputs using market prices obtained from independent brokers or determined using quantitative models that use as their basis readily observable market parameters actively quoted and capable of validation through external sources (including third-party pricing services, brokers, and market transactions), the Company has categorized these derivatives as Level 2. The Company values these derivatives using the income approach with inputs such as the forward curve for commodity prices based on quoted market prices and prospective volatility factors related to changes in the forward curves. The Company’s estimates of fair value have been determined at discrete points in time based on relevant market data.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

The following tables present the fair value hierarchy for the Company’s assets and liabilities that are required to be measured at fair value on a recurring basis as of June 30, 2025 (dollars in thousands):

		Fair Value Measurements
		Quoted Prices	Significant Other	Significant
		in Active Markets	Observable	Unobservable
		or Identical Asset	Inputs	Inputs
As of June 30, 2025:	Fair Value	(Level 1)	(Level 2)	(Level 3)
Assets:
Oil, natural gas and natural gas liquid swaps	$23,127	$—	$23,127	$—
Natural gas basis swaps	2,815	—	2,815	—
Total	$25,942	$—	$25,942	$—

Liabilities:
Oil, natural gas and natural gas liquid swap	$(9,291)	$—	$(9,291)	$—
Natural gas basis swaps	(1,818)	—	(1,818)	—
Total	$(11,110)	$—	$(11,110)	$—

5.	Long-Term Debt

Asset-Backed Bond

On November 22, 2022, BEP ABS I, LLC ("ABS, LLC"), a wholly owned subsidiary of BEP, issued $255 million in asset-backed bonds through an Asset-Backed Security (“ABS”) transaction. The bonds were issued to institutional investors in a private placement under Rule 144A of the Securities Act of 1933, as amended.

The ABS transaction was secured by a diversified pool of BEP's oil and natural gas assets, including producing operated and non-operated properties across the Barnett, Permian, and Mid-Continent basins. The bonds have a fixed interest rate of 7.9% and a maturity of 15 years, with monthly principal and interest payments due over a six-year period. Pursuant to the terms of the ABS agreement, the notes are subject to a six-year amortization schedule, during which the Company is required to make monthly principal and interest payments. Upon completion of the amortization of the notes, the Company may elect to retire the outstanding notes in full. All outstanding notes must be fully retired no later than the contractual maturity date, which is 15 years from the issuance date.

The bonds were rated BBB+ by a leading credit rating agency.

In connection with obtaining the asset-backed bond, the Company incurred lender’s fees and related attorney fees of $11.8 million. The Company reports these costs in the condensed consolidated balance sheet as a reduction from the face amount of the Long-Term Debt with the amortization classified as interest expense over the life span of the loan. For the six months ended June 30, 2025, the Company’s amortization of deferred financing costs was $1.0 million.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

As of June 30, 2025, principal payments on our 7.9% bonds are due as follows:

Year Ending December 31,
2025	$18,853
2026	49,028
2027	48,179
2028	48,795
2029	10,097
$174,952

Covenants and Restrictions

The bond indenture includes certain non-affirmative covenants and restrictions designed to protect bondholders' interests. Key covenants and restrictions include:

Hedge Future Production: The Company is required to enter into financial derivatives contracts covering at least 85% of the aggregate projected production from reserves classified as developed producing reserves for the following 24-month period. For the period ended June 30, 2025, the Company was in compliance with bond indenture restrictions.

Maintenance of Collateral: BEP is obligated to maintain the quality and value of the underlying collateral pool throughout the term of the bonds. This includes compliance with applicable laws and regulations, maintenance of insurance coverage, and ensuring the proper operation of the assets. For the period ended June 30, 2025, the Company was in compliance with bond indenture restrictions.

Restrictions on Additional Debt: The bond indenture restricts BEP's ability to incur additional debt that would adversely affect the bondholders. Any new debt issuance is subject to specific conditions, such as maintaining a minimum collateral coverage ratio. For the period ended June 30, 2025, the Company was in compliance with bond indenture restrictions.

6.	Asset Retirement Obligations

The following table presents the reconciliation of the beginning and ending aggregate carrying amounts of long-term legal obligations associated with the retirement of property, plant, and equipment at June 30, 2025 (dollars in thousands):

June 30, 2025
Beginning Balance	$20,275
Plug & Abandonment	(43)
Accretion	621
Ending Balance	$20,853

7. Commitments and Contingencies

Certain conditions may exist as of the date the Company’s condensed consolidated financial statements are issued, which may result in a loss, but which will only be resolved when one or more future events occur or fail to occur. In the preparation of the condensed consolidated financial statements, management assesses the need for accounting recognition or disclosure of these contingencies, if any, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings pending against the Company or unasserted claims that may result in such proceedings, management and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

Bedrock Energy Partners, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

When applicable, the Company will accrue an undiscounted liability for contingencies where the incurrence of a loss is probable, and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, the minimum amount within the range is accrued.

For contingencies where an unfavorable outcome is reasonably possible and the impact would be material, the Company discloses the nature of the contingency and, if feasible, an estimate of the possible loss or range of loss. Loss contingencies considered remote are generally not disclosed.

The Company is currently unaware of any proceedings that, in the opinion of management, will individually or in aggregate have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

8.	Subsequent Events

The Company has evaluated subsequent events through September 22, 2025, the date the condensed consolidated financial statements were issued. The Company entered into a Membership Interest Purchase Agreement (“MIPA”) with BKV Corporation and its subsidiaries on August 7, 2025 to sell 100% of the equity interests of Bedrock Production, LLC for approximately $370 million. This transaction is expected to close in the second half of 2025, subject to customary closing conditions.

The Company has concluded no other material recognizable subsequent events had occurred that would require recognition or disclosure other than as previously disclosed in these condensed consolidated financial statements and notes.